Exhibit 10.145

EXECUTION VERSION

STOCKHOLDERS' AGREEMENT

THIS STOCKHOLDERS' AGREEMENT (this "Agreement"), is made as of October 20, 2020, by and among Solectrac, Inc., a California benefit corporation (the "Company") and each of the stockholders listed on Schedule  hereto, each of whom is referred to herein as a "Stockholder".

RECITALS

WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.0001 per share (the "Common Stock"), of the Company set forth next to such Stockholder's name on Schedule A hereto; and

WHEREAS, the Stockholders and the Company desire for their mutual benefit and protection to enter into an agreement governing the ownership and transfer of such shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

1.Definitions. For purposes of this Agreement:

1.1"Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2"Articles of Incorporation" means the Company's Articles of Incorporation, as amended and/or restated from time to time.

1.3"As-Converted Basis" means, for the purpose of determining the number of shares of Common Stock outstanding as of a given time, a basis of calculation which takes into account (a) the number of shares of Common Stock actually issued and outstanding at such time, and (b) the number of shares of Common Stock that are then issuable upon the exercise, exchange or conversion of all outstanding securities or rights convertible into, or exchangeable or exercisable for, shares of Common Stock, including, without limitation, any outstanding options, warrants, or shares of preferred stock.

1.4"Board" means the board of directors of the Company.

1.5"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required under applicable Law to close.

1.6"Capital Stock" means (a) shares of Common Stock and (b) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of Derivative Securities, in each case now owned or subsequently acquired by any Stockholder or their respective successors or permitted transferees or assigns.

1.7"Common Stock" means shares of the Company's common stock, par value $0.0001 per share.

1.8"Derivative Securities" means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9"GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

1.10"Immediate Family Member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, or sibling, including adoptive relationships of a natural person referred to herein.

1.11"IPO" means the Company's first underwritten public offering of its Common Stock under the Securities Act.

1.12"Joinder Agreement" means (i) with respect to a Person issued New Securities pursuant to Section 2.6, a writing reasonably satisfactory in form and substance to the Board whereby such Person becomes a party to and agrees to be bound by the terms of this Agreement as if such Person had originally been a party to this Agreement, and (ii) with respect to a transferee of shares of Capital Stock pursuant to Section 3, a writing reasonably satisfactory in form and substance to the Board whereby such transferee becomes a party to and agrees to be bound, to the same extent as the applicable transferor, by the terms of this Agreement as if such transferee had originally been a party to this Agreement.

1.13"New Securities" means shares of Common Stock or other Derivative Securities issued or sold by the Company, other than (a) shares of Common Stock or Derivative Securities issued to employees or directors of the Company pursuant to an incentive compensation plan, agreement or arrangement approved by the Board, (b) shares of Common Stock or Derivative Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, (c) shares of Common Stock actually issued upon the conversion or exchange of Derivative Securities, in each case provided such issuance is pursuant to the terms of such Derivative Security, (d) shares of Common Stock or Derivative Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, (e) shares of Common Stock or Derivative Securities issued as acquisition consideration pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board, and (f) shares of Common Stock issued pursuant to the crowdfunding campaign currently being conducted by the Company as of the date hereof up to an aggregate purchase price of $1,070,000.

1.14"Overallotment Percentage" means (a) with respect to an Exercising Stockholder who specified an Excess Amount in its Purchase Notice in respect of an issuance or sale of New Securities pursuant to Section 2, the percentage determined by dividing (i) the number of shares of Common Stock (calculated on an As-Converted Basis) held by such Exercising Stockholder by

(ii) the sum of the shares of Common Stock (calculated on an As-Converted Basis) of all Exercising Stockholders who specified an Excess Amount in their respective Purchase Notices in respect of such issuance or sale, (b) with respect to a ROFR Stockholder that has delivered a valid ROFR Exercise Notice in respect of a Transfer of Transfer Stock pursuant to Section 3.2, the percentage determined by dividing (i) the number of shares of Common Stock (calculated on an As-Converted Basis) of such ROFR Stockholder by (ii) the sum of the shares of Common Stock (calculated on an As-Converted Basis) of all ROFR Stockholders that have delivered a valid ROFR Exercise Notice in respect of such Transfer, and (c) with respect to a Transferring Stockholder or a Tag-Along Participant in respect of a Tag-Along Transaction pursuant to Section 3.3, the percentage determined by dividing (i) the number of shares of Common Stock (calculated on an As-Converted Basis) of such Transferring Stockholder or Tag-Along Participant, as applicable, by (ii) the sum of the shares of Common Stock (calculated on an As-Converted Basis) of such Transferring Stockholders and all of the Tag-Along Participants who have delivered a Tag-Along Acceptance Notice in respect of such Tag-Along Transaction.

1.15 "Ownership Percentage" means, with respect to a given Stockholder on a given date, an amount, expressed as a percentage, equal to (a) the number of shares of Common Stock held by such Stockholder as of such date, calculated on an As-Converted Basis, divided by (b) the number of shares of Common Stock outstanding as of such date, calculated on an As-Converted Basis.

1.16 "Permitted Transfer" means a Transfer by a Stockholder to (a) an Affiliate of such Stockholder, (b) any other Stockholder, (c) an Immediate Family Member of such Stockholder, or (d) a trust, whether inter vivos or testamentary, in which any Immediate Family Member is the primary income beneficiary.

1.17 "Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.18 "Sale Transaction" means (i) any merger, amalgamation, reorganization, consolidation or other transaction involving the Company and any other Person in which the Persons who were the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the outstanding voting securities of the surviving or continuing Person after such transaction; (ii) the sale, exchange or transfer by the Company's stockholders, in a single transaction or series of related transactions, of all of the voting shares of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

1.19 "SEC" means the Securities and Exchange Commission.

1.20 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.21 "Transfer" means, (a) when used as a noun, any sale, conveyance, hypothecation, pledge, assignment, attachment, grant of a lien or security interest, exchange, disposition or other transfer, whether voluntarily, by operation of Law, pursuant to judicial process or otherwise, and (b) when used as a verb, to sell, convey, hypothecate, pledge, assign, grant a lien or security interest, exchange, dispose of or otherwise transfer, whether voluntarily, by operation of Law, pursuant to judicial process or otherwise.

2.Preemptive Rights.

2.1Each Stockholder shall have the right to participate in any issuance or sale of New Securities by the Company, on the terms and subject to the conditions set forth in this Section 2. For the avoidance of doubt, the purchase right provided in this Section 2 shall apply at the time of issuance of any Derivative Security, and not to the conversion, exchange or exercise thereof.

2.2Within five (5) business days following any meeting of the Board at which any proposed issuance or sale of New Securities by the Company is approved, and at least ten (10) Business Days prior to the proposed effective date of such issuance or sale, the Company shall give written notice of any proposed issuance or sale described in Section 2.1 (the "Issuance Notice") to each Stockholder, which notice shall (i) set forth the description of the New Securities proposed to be issued or sold (the "Purchase Stock"), the material terms and conditions of such proposed issuance or sale, including the name of any proposed purchaser(s), the proposed manner of disposition, the proposed issuance or sale date and the proposed purchase price per Purchase Stock and (ii) contain, if applicable, a written offer from the prospective purchaser to purchase such Purchase Stock.

2.3At any time during the ten (10)-Business Day period following its receipt of the Issuance Notice (the "Purchase Period"), each Stockholder that wishes to purchase any Purchase Stock shall give a written notice to the Company (the "Purchase Notice"), which notice shall (i) set forth the number of shares of Purchase Stock such Stockholder wishes to purchase (up to the Ownership Percentage of such Stockholder) and, at the option of such Stockholder, the maximum number of Purchase Stock that such Stockholder desires to purchase in excess of such Stockholder's Ownership Percentage (the "Excess Amount"), and (ii) contain an irrevocable commitment by such Stockholder to purchase the number of shares of Purchase Stock set forth in such Purchase Notice, upon the terms and conditions, including the purchase price, specified in the applicable Issuance Notice (each Stockholder exercising its purchase right pursuant to this Section 2.3, an "Exercising Stockholder"). So long as none of the terms set forth in the Issuance Notice are changed following delivery of the Purchase Notice by an Exercising Stockholder, any Purchase Notice shall upon delivery become binding on such Exercising Stockholder and shall become irrevocable without the necessity of any acceptance thereof by the Company. The failure of a Stockholder to provide a Purchase Notice prior to the expiration of the Purchase Period shall be deemed an election by such Stockholder not to subscribe for or purchase any shares of Purchase Stock pursuant to the issuance or sale to which such Purchase Period relates, but shall not affect the rights of such Stockholder with respect to any future issuances or sales of New Securities.

2.4If one or more Stockholders decline to participate in such issuance or sale or elect to subscribe for less than their Ownership Percentage of the Purchase Stock (any such unsubscribed Purchase Stock, the "Excess Purchase Stock"), the Excess Purchase Stock shall automatically be allocated to the Exercising Stockholders who specified an Excess Amount in their respective Purchase Notices in accordance with their respective Overallotment Percentages; provided that in no event shall an amount of Purchase Stock greater than an Exercising Stockholder's Excess Amount be allocated to such Exercising Stockholder. Any Excess Purchase

Stock remaining after such allocation shall be further allocated among the remaining Exercising Stockholders whose respective Excess Amounts have not been satisfied in full in accordance with each such Exercising Stockholder's respective Overallotment Percentage (calculated to omit any Exercising Stockholder once its Excess Amount becomes fully satisfied) until the first to occur of (i) the entire Excess Amount of each Exercising Stockholder becoming fully satisfied and (ii) the aggregate amount of Purchase Stock becoming fully allocated.

2.5The purchase of Purchase Stock with respect to which Purchase Notices have been delivered in accordance with Section 2.3 shall be consummated concurrently with the consummation of the issuance or sale described in the applicable Issuance Notice. Upon the consummation of an issuance or sale of Purchase Stock in accordance with this Section 2, (i) the Company shall deliver the Purchase Stock free and clear of all liens or encumbrances other than those existing under applicable securities Laws or pursuant to this Agreement and (ii) each Exercising Stockholder who has purchased such Purchase Stock shall remit to the Company, by wire transfer of immediately available funds, the consideration for the Purchase Stock issued or sold to such Exercising Stockholder.

2.6In the event that, at the end of the Purchase Period, no Stockholder has delivered to the Company a valid Purchase Notice or the valid Purchase Notices delivered to the Company cover in the aggregate less than all of the Purchase Stock (any such unallocated Purchase Stock, the "Remaining Excess Stock"), the Company shall be permitted to offer, issue, and sell all or any portion of the Remaining Excess Stock to third parties on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of Purchase Stock to be issued or sold may be reduced). Any third party to whom New Securities are to be issued pursuant to this Section 2 that was not a Stockholder prior to such issuance and who will hold five percent (5%) or more of the issued and outstanding shares of Common Stock (calculated on an As-Converted Basis) immediately following such issuance shall, as a condition precedent to such issuance, execute and deliver to the Company a Joinder Agreement. In the event that the Company has not issued or sold any of the Purchase Stock proposed to be issued or sold in the Issuance Notice within ninety (90) days following the date of such Issuance Notice, the Company shall not thereafter issue or sell any New Securities without again fully complying with this Section 2.

2.7The provisions of this Section 2 shall terminate and be of no further force or effect upon the first to occur of the following: (i) immediately prior the consummation of the IPO, or (ii) upon the closing of a Sale Transaction.

3.Transfers of Capital Stock.

3.1Restrictions on Transfer.

(a)Other than (i) Permitted Transfers or (ii) Transfers in accordance with the provisions of this Section 3, no Stockholder may Transfer all or any portion of his, her or its Capital Stock.

(b)Each transferee of Common Stock shall, as a condition precedent to such Transfer, (i) execute and deliver to the Company a Joinder Agreement if immediately following such Transfer such transferee will hold five percent (5%) or more of the issued and outstanding shares of Common Stock (calculated on an As-Converted Basis) and (ii) reimburse the Company and the Board for all reasonable expenses (including reasonably attorneys' fees and expenses and the costs of any incremental accounting expense) incurred by the Company and the Board in connection with such Transfer. Any Transfer of Capital Stock permitted pursuant to this Agreement shall be effective as of the date of assignment and compliance with the conditions to such Transfer and such Transfer shall be shown on the books and records of the Company. Upon the effectiveness of any such Transfer, the transferee shall become a substitute Stockholder of the Company with respect to the Capital Stock Transferred.

(c)Notwithstanding any other provisions of this Section 3, no Transfer of Capital Stock may be made (including pursuant to a Permitted Transfer) unless in the opinion of counsel (who may be counsel for the Company), satisfactory in form and substance to the Board and counsel for the Company (which opinion may be waived, in whole or in part, at the discretion of the Board), such Transfer would not violate any applicable securities Laws applicable to the Company or the Capital Stock to be Transferred. Such opinion of counsel shall be delivered in writing to the Company prior to the date of the Transfer.

(d)A Stockholder shall cease to be a Stockholder under this Agreement at such time as such Stockholder ceases to own any Capital Stock; provided that Section 5.6 shall survive any such cessation and remain applicable to such Stockholder.

(e)Any purported Transfer by a Stockholder that does not comply with this Section 3 shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall confer no rights whatsoever on the purported transferee as against the Company or any other stockholder of the Company, including the Stockholders.

(f)Each certificate, instrument, or book entry representing the Capital Stock or any other securities issued in respect of such securities upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall be notated with a legend substantially in the following form:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR
HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THIS ENTITY IS A BENEFIT CORPORATION ORGANIZED UNDER PART 13 (COMMENCING WITH SECTION 14600) OF DIVISION 3 OF TITLE 1 OF THE CALIFORNIA CORPORATIONS CODE.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT

OF FIRST REFUSAL AND A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AS SET FORTH IN THE STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL AND LOCK-UP PERIOD ARE BINDING ON TRANSFEREES OF THESE SHARES."

The Stockholders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Capital Stock in order to implement the restrictions on transfer set forth in this Section 3.1.

(g)The provisions of this Section 3.1 shall terminate and be of no further force or effect upon the first to occur of the following: (i) immediately prior the consummation of the IPO, or (ii) upon the closing of a Sale Transaction.

3.2Right of First Refusal.

If any Stockholder proposes to Transfer (other than pursuant to a Permitted Transfer) to any Person any portion of such Stockholder's Capital Stock, each other Stockholder and the Company shall have a right of first refusal to purchase such Capital Stock on the same terms and conditions, as discussed in more detail below.

(a)Subject to the terms and conditions of this Section 3.2, each other Stockholder (a "ROFR Stockholder") shall have a right of first refusal if any Stockholder (a "ROFR Transferor") proposes to Transfer to any Person all or any portion of such Stockholder's Capital Stock; provided that this Section 3.2 shall not apply to any Transfer to a Permitted Transferee or (ii) any Transfer by a Tag-Along Participant pursuant to Section 3.3 (after prior compliance by the applicable Transferring Stockholder with this Section 3.2 in respect of such Transfer).

(b)If a ROFR Transferor proposes at any time to Transfer all or any portion of such Stockholder's Capital Stock (the "Transfer Stock"), such ROFR Transferor shall provide to each ROFR Stockholder a written notice (the "ROFR Transfer Notice") specifying the Transfer Stock and containing an irrevocable offer to Transfer the Transfer Stock to the ROFR Stockholders at the price (the "Transfer Price"), and upon the other material terms and conditions, specified in the ROFR Transfer Notice. The Transfer Price shall be equal to the price offered (the "Purchase  Offer") to the ROFR Transferor by a bona fide third party offeror (the "Third Party Offeror"), the identity of which shall be specified in the ROFR Transfer Notice together with the ROFR Transferor's good faith reasonable estimation of the cash value of any non-cash consideration offered by the Third Party Offeror, the terms of payment of the Purchase Offer and all other material matters relating to the Third Party Offeror's offer to purchase the Transfer Stock. The written proposal containing the Purchase Offer shall be provided with the ROFR Transfer Notice.

(c)Within fifteen (15) Business Days after receipt of the ROFR Transfer Notice, (the "ROFR Exercise Period"), each ROFR Stockholder may exercise its right of first refusal under Section 3.2(a) by providing written notice to the ROFR Transferor (a "ROFR Exercise Notice") specifying that such ROFR Stockholder wishes to purchase all (but not less than all) of the Transfer Stock. The failure of any ROFR Stockholder to deliver a valid ROFR Exercise Notice prior to the expiration of the ROFR Exercise Period shall be deemed an election by such ROFR Stockholder not to purchase the Transfer Stock. If more than one ROFR Stockholder delivers to the ROFR Transferor a valid ROFR Exercise Notice, each such ROFR Stockholder shall be required to purchase such portion of the Transfer Stock equal to its Overallotment Percentage. A ROFR Transferor shall be permitted to withdraw a ROFR Transfer Notice at any time if such ROFR Transferor no longer proposes to Transfer the Transfer Stockholder.

(d)The closing of any purchase of the Transfer Stock by one or more ROFR Stockholders pursuant to this Section 3.2 shall occur on a Business Day chosen by such ROFR Stockholder, which shall not be later than thirty (30) Business Days after the end of the ROFR Exercise Period (the "ROFR Closing Date"); provided that the ROFR Closing Date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required governmental approvals and other required third-party approvals and the Company and the Stockholders shall use their respective commercially reasonable efforts to obtain such approvals. Upon the consummation of the purchase by such ROFR Stockholders of the Transfer Stock pursuant to this Section 3.2, each such ROFR Stockholder shall pay to the ROFR Transferor, by wire transfer of immediately available funds to an account designated by such ROFR Transferor, the Transfer Price (or the portion thereof in respect of the portion of the Transfer Stock purchased by such ROFR Stockholder). The Transfer Stock shall be delivered to the ROFR Stockholders free and clear of any liens or encumbrances other than those existing under applicable securities Laws or pursuant to this Agreement.

(e)If none of the ROFR Stockholders delivers to the ROFR Transferor a valid ROFR Exercise Notice prior to the expiration of the ROFR Exercise Period or the ROFR Stockholders fail to consummate the purchase of the Transfer Stock in accordance with this Section 3.2 solely due to a default by such ROFR Stockholders, then, for a period of ninety (90) days (the "Permitted Sale Period") following the expiration of the ROFR Exercise Period and subject to compliance with Section 3.3, the ROFR Transferor shall be permitted to Transfer all (but not less than all, unless there is a reduction to the portion of the Capital Stock to be sold by the ROFR Transferor due to the participation of Tag-Along Participants pursuant to Section 3.3) of the Transfer Stock to the Third Party Offeror at a price not lower than the Transfer Price and on terms no more favorable to the Third Party Offeror than those contained in the ROFR Transfer Notice (other than with respect to the addition of representations and warranties and corresponding indemnification protections). If, at the end of the Permitted Sale Period, the ROFR Transferor has not consummated the Transfer of the Transfer Stock to the Third Party Offeror, the ROFR Transferor shall no longer be permitted to Transfer the Transfer Stock to any Person without again complying with this Section 3.2; provided that, if the ROFR Transferor determines at any time during the Permitted Sale Period that the Transfer of the Transfer Stock at the Transfer Price and on such terms and conditions as required by this Section 3.2(e) is no longer practical or desirable, the ROFR Transferor may, upon delivery of written notice to the ROFR Stockholders, terminate all efforts to consummate such Transfer and recommence the procedures set forth in this Section 3.2 prior to the expiration of the Permitted Sale Period.

(f)Each Stockholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.2, including, without limitation, entering into agreements and delivering such certificates, instruments and consents as may be deemed necessary or appropriate.

3.3Co-Sale Rights.

If any Stockholder proposes to Transfer (other than pursuant to a Permitted Transfer) to any Person any portion of such Stockholder's Capital Stock, each other Stockholder (to be known as a Tag-Along Stockholder) shall have the right to transfer a portion of their Capital Stock to the same proposed Transferee on the same terms and conditions, as discussed in more detail below.

(a)In the event of a proposed Transfer by a Stockholder (a "Transferring Stockholder") to any Person of all or any portion of such Stockholder's Capital Stock, and subject to prior compliance with Section 3.2, each other Stockholder (a "Tag-Along Stockholder") shall have the right to participate in such proposed Transfer in accordance with this Section 3.3 (a "Tag-Along Transaction"); provided that this Section 3.3 shall not apply to any Permitted Transfer.

(b)Prior to any Transfer described in Section 3.3(a), the Transferring Stockholder shall deliver to the Company and all Tag-Along Stockholders prompt written notice (the "Transfer Notice") specifying (i) the name of the proposed transferee (the "Tag-Along Transferee"), (ii) the shares of Capital Stock proposed to be Transferred (the "Tag-Along Stock") and the percentage such Tag-Along Stock bears to the aggregate shares of Capital Stock held by such Transferring Stockholder calculated on an As-Converted Basis (the "Transferring Stockholder Tag-Along Percentage"), (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed (to the extent that such Transferring Stockholder is in possession of such information) to permit the determination of the fair market value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed closing date of such Transfer (which shall not be less than twenty (20) Business Days after the delivery of the Transfer Notice) (the "Proposed Tag-Along Closing Date").

(c)Each Tag-Along Stockholder may, subject to the limitations set forth in this Section 3.3(c), Transfer to the Tag-Along Transferee up to such portion of its shares of Capital Stock equal to the aggregate shares of Capital Stock held by such Tag-Along Stockholder, calculated on an As-Converted Basis, multiplied by the Transferring Stockholder Tag-Along Percentage (such Tag-Along Stockholder's "Tag-Along Stockholder Tag-Along Percentage"). Within ten (10) Business Days after receipt of the Transfer Notice, each Tag-Along Stockholder may exercise such tag-along right by providing the Company and the Transferring Stockholder with written notice (a "Tag-Along Acceptance Notice") stating (i) that such Tag-Along Stockholder elects to exercise its tag-along right under this Section 3.3 and (ii) the maximum number of shares of Capital Stock that such Tag-Along Stockholder desires to Transfer (any Tag-Along Stockholder that validly exercises its tag-along right under this Section 3.3, a "Tag-Along Participant"). Each Tag-Along Stockholder shall be deemed to have waived its tag-along right under this Section 3.3 if it (x) fails to provide the Tag-Along Acceptance Notice within the prescribed time period or (y) purchases all or any portion of a Transferring Stockholder's Capital Stock pursuant to an exercise of right of first refusal in accordance with Section 3.2.

(d)The Tag-Along Transferee shall not be obligated to directly or indirectly purchase shares of Capital Stock exceeding those set forth in the Transfer Notice. In the event the Tag-Along Transferee elects to purchase, directly or indirectly, less than all of the additional shares of Capital Stock sought to be Transferred by the Tag-Along Participants, the shares of Capital Stock to be Transferred by the Transferring Stockholder and each Tag-Along Participant shall be equal to (i) the aggregate shares of Capital Stock that the Tag-Along Transferee elects to purchase, multiplied by (ii) the Overallotment Percentage of such Transferring Stockholder or such Tag-Along Participant, as applicable. In the event that a Tag-Along Stockholder elects to Transfer a number of shares of Capital Stock smaller than the aggregate number of shares of Capital Stock held by such Tag-Along Stockholder multiplied by its Tag-Along Stockholder Tag-Along Percentage (any portion of such Tag-Along Stockholder's Capital Stock subject to such non-election, the "Shortfall Stock"), the Transferring Stockholder shall be entitled to sell an additional portion of the Capital Stock held by it equal to the Shortfall Stock.

(e)Each Tag-Along Participant and the Transferring Stockholder shall receive (i) consideration in the same form; provided that if the Transferring Stockholder is given an option as to the form of consideration to be received, all Tag-Along Participants shall be given the same option, and (ii) the same rights granted by the Tag-Along Transferee to the Transferring Stockholder in such Tag-Along Transaction. Upon consummation of the Tag-Along Transaction, each Tag-Along Participant shall deliver to the Tag-Along Transferee such Tag-Along Participant's Capital Stock to be Transferred free and clear of any liens or encumbrances other than those existing under applicable securities Laws or pursuant to this Agreement. Each Tag-Along Participant shall agree to make and provide customary representations, covenants, indemnities and agreements so long as they are made severally and not jointly; provided (x) any general indemnity given by the Transferring Stockholder to the Tag-Along Transferee that is applicable to liabilities not specific to the Transferring Stockholder shall be apportioned among the Tag-Along Participants and the Transferring Stockholder pro rata based upon the consideration received by each such Stockholder in respect of its Capital Stock to be Transferred and shall not exceed such Stockholder's gross proceeds from such Tag-Along Transaction, (y) any representation relating specifically to a Stockholder or its ownership of its Capital Stock to be Transferred shall be made only by such Stockholder, and any indemnity given with respect to such representation shall be given only by such Stockholder and shall not exceed such Stockholder's gross proceeds from the sale, and (z) in no event shall any Tag-Along Participant be obligated to agree to any non-competition covenant or other similar agreement restricting the business operations of such Stockholder or its Affiliates as a condition to participating in such Transfer. The Transferring Stockholder shall have until the Proposed Tag-Along Closing Date to consummate the proposed Tag-Along Transaction on terms not more favorable to the Transferring Stockholder than those set forth in the Transfer Notice; provided, however, that the Proposed Tag-Along Closing Date may be extended beyond the date described in the Transfer Notice for a period of thirty (30) days to the extent necessary to obtain required governmental approvals and other required third-party approvals and the Company and the Stockholders shall use their respective commercially reasonable efforts to obtain such approvals. If the Transferring Stockholder has not consummated the Tag-Along Transaction on or prior to the Proposed Tag-Along Closing Date, the Transferring Stockholder shall not thereafter consummate a Transfer that is subject to this Section 3.3 without again fully complying with this Section 3.3.

(f)The Transferring Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.3  and the terms and conditions thereof. No Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.3 except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.3.

(g)If a Transferring Stockholder Transfers any portion of its Capital Stock in violation of this Section 3.3, each Tag-Along Stockholder shall have the right to Transfer to the Transferring Stockholder, and the Transferring Stockholder shall be obligated to purchase from each such Tag-Along Stockholder, the shares of Capital Stock that such Tag-Along Stockholder would have had the right to Transfer to the proposed transferee pursuant to this Section 3.3 for a price and upon the terms and conditions on which such proposed transferee purchased such shares of Capital Stock from the Transferring Stockholder; provided that nothing contained in this Section 3.3(g) shall preclude any Tag-Along Stockholder from seeking alternative remedies against the Transferring Stockholder as a result of its breach of this Section 3.3. The Transferring Stockholder shall also reimburse each such Tag-Along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred pursuant to the exercise or attempted exercise of such Tag-Along Stockholder's rights under this Section 3.3(g).

(h)The provisions of this Section 3.3 shall terminate and be of no further force or effect upon the first to occur of the following: (i) immediately prior the consummation of the IPO, or (ii) upon the closing of a Sale Transaction.

3.4Market Stand-off. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 3.4 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period, and shall be applicable to the Stockholders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the

Company's outstanding Common Stock (calculated on an As-Converted Basis). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.4 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

4.Management of the Company.

4.1Board Composition. Each Stockholder agrees to vote, or cause to be voted, all shares of Capital Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)for so long as Ideanomics, Inc. ("Ideanomics") and its Affiliates continue to own beneficially at least five percent (5%) of the outstanding shares of Common Stock (calculated on an As-Converted Basis) (the "Ownership Threshold"), one (1) person designated from time to time by Ideanomics (the "Ideanomics Director"), which shall initially be Keith Byars; and

(b)Five (5) persons designated from time to time by the holders of a majority of the shares of Common Stock outstanding, voting as a separate class, which shall initially be Steve Heckeroth, Heather Paulsen, Nishi Deokule, Joseph Marino, Willard MacDonald.

To the extent that clause (a) above shall become inapplicable due to Ideanomics and its Affiliates failing to satisfy the Ownership Threshold, (i) any member of the Board who would otherwise have been designated by Ideanomics in accordance with the terms thereof shall instead be voted upon by all holders of outstanding shares of Common Stock and (ii) Section 4.6 shall apply.

4.2Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified in Section 4.1, the director previously designated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled as provided above.

4.3Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all shares of Capital Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)no director elected pursuant to Section 4.1 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under Section 4.1 to designate such director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 4.1 is no longer so entitled to designate or approve such director;

(b)any vacancies created by the resignation, removal or death of a director elected pursuant to Section 4.1 shall be filled pursuant to the provisions of this Section 4; and

(c)upon the request of any party entitled to designate a director as provided in Section 4.1 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Section 4, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors. So long as the stockholders of the Company are entitled to cumulative voting, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

4.4No Liability for Election of Recommended Directors. No Stockholder, nor any

Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

4.5Indemnification.

(a)Right to Indemnification of Directors. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended, any person (an "Indemnified Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director of the Company or, while a director of the Company, is or was serving at the request of the Company as a director of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 4.5(c), the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

(b)Prepayment of Expenses of Directors. The Company shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Section 4.5.

(c)Claims by Directors. If a claim for indemnification or advancement of expenses under this Section 4.5 is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d)Non-Exclusivity of Rights. The rights conferred on any person by this Section 4.5 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, this Agreement, the Bylaws of the Company, or any agreement, or pursuant to any vote of stockholders or disinterested directors of the Company or otherwise.

(e)Insurance. The Board may, to the full extent permitted by applicable Law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company's expense insurance (a) to indemnify the Company for any obligation which it incurs as a result of the indemnification of directors under this Section 4.5 and (b) to indemnify or insure directors against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Section 4.5.

(f)Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company's Bylaws, the Articles of Incorporation, or elsewhere, as the case may be.

(g)Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 4.5 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person's heirs, executors and administrators.

4.6Board Observer. In the event that Ideanomics and its Affiliates fail to satisfy the Ownership Threshold, the Company shall therafter invite a representative of Ideanomics to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

5.Information Rights.

5.1Delivery of Financial Statements. The Company shall deliver to the Stockholders:

(a)as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 5.1(c)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders' equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally or regionally recognized standing selected by the Company;

(b)as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders' equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company (each such budget and business plan that is approved by the Board of Directors is referred to herein as the "Budget"); and

(d)such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Stockholders may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 5.1  to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

5.2Consolidation of Financial Statements. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

5.3Filing of Registration Statements. Notwithstanding anything else in Section 5.1 to the contrary, the Company may cease providing the information set forth in Section 5.1 during the period starting with the date sixty (60) days before the Company's good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company's covenants under this Section 5.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

5.4Inspection. The Company shall permit a Stockholder, at its expense, to visit and inspect the Company's properties; examine its books of account and records; and discuss the Company's affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 5.4 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

5.5Termination of Rights. The covenants set forth in Section 5.1 and Section 5.4 shall terminate and be of no further force or effect upon the first to occur of the following: (i) immediately prior the consummation of the IPO or (ii) upon the closing of a Sale Transaction.

5.6Confidentiality. Each Stockholder agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company's intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.6 by such Stockholder), (b) is or has been independently developed or conceived by such Stockholder without use of the Company's confidential information, or (c) is or has been made known or disclosed to such Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that such Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Capital Stock from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 5.6; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

6.Anti-Dilution. In the event the Company shall at any time issue New Securities, without consideration or for consideration per share less than the price per share of Common Stock paid by Ideanomics pursuant to that certain Stock Purchase Agreement, dated as of the date of this Agreement (such shares purchased by Ideanomics, the "Purchased Shares"), then, concurrently with such issuance, the Company shall issue to Ideanomics for no additional consideration such additional shares of Common Stock as necessary to reflect a weighted-average adjustment to the price per share paid by Ideanomics for the Purchased Shares; provided that the anti-dilution rights set forth in this Section 6 shall terminate and be of no further force or effect upon the failure by Ideanomics and its Affiliates to satisfy the Ownership Threshold.

7.Miscellaneous.

7.1Successors and Assigns. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.2Governing Law. This Agreement shall be governed by the internal law of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

7.3Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient's normal business hours, and if not sent during normal business hours, then on the recipient's next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or, as to the Company, to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Jackson Law Offices, 245 E. Laurel Street, Fort Bragg, CA 95437, Attn: James A. Jackson, Email:and if notice is given to Ideanomics, a copy (which copy shall not constitute notice) shall also be given to Venable LLP, 1290 Avenue of the Americas, 20th Floor, New York, NY 10104, Attn: William N. Haddad, Email: .

7.6Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the shares of Common Stock then outstanding (calculated on an As-Converted Basis), which majority shall include Ideanomics; provided that (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Stockholder without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Stockholders in the same fashion and (b) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Capital Stock in compliance with the terms of this Agreement without the consent of the other parties. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 7.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

7.7Severability. In case any one (1) or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by Law.

7.8Aggregation of Stock; Apportionment. All shares of Capital Stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

7.9Entire Agreement. This Agreement (including any Schedules hereto), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.10Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-

ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.11Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders' Agreement as of the date first written above.

COMPANY:

Solectrac, Inc.
By:

Name: Stephen Heckeroth
Title: Chief Executive Officer

SIGNATURE PAGE TO STOCKHOLDERS' AGREEMENT

STOCKHOLDERS:

Ideanomics, Inc.
By:

Name: Alf Poor
Title: Chief Executive Officer

SIGNATURE PAGE TO STOCKHOLDERS' AGREEMENT

S

SIGNATURE PAGE TO STOCKHOLDERS' AGREEMENT

SCHEDULE A

STOCKHOLDERS